SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
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☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

SENIOR HOUSING PROPERTIES TRUST
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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	(2)	Form, Schedule or Registration Statement No.:

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SENIOR HOUSING PROPERTIES TRUST
400 Centre Street
Newton, Massachusetts 02458

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 9, 2006

To the shareholders of Senior Housing Properties Trust:

Notice is hereby given that the annual meeting of shareholders of Senior Housing Properties Trust, a Maryland real estate investment trust, will be held at 1:00 p.m. on Tuesday, May 9, 2006, at 400 Centre Street, Newton, Massachusetts, for the following purposes:

1.                To elect two trustees in Group I to our board.

2.                To consider and act upon such other matters as may properly come before the meeting and at any adjournments or postponements thereof.

The board has fixed the close of business on March 16, 2006, as the record date for determination of the shareholders entitled to notice of, and to vote at, the meeting and at any adjournments or postponements thereof.

By Order of the Board,
DAVID J. HEGARTY, Secretary

April 7, 2006

WHETHER OR NOT YOU EXPECT TO BE AT THE MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.

SENIOR HOUSING PROPERTIES TRUST
400 Centre Street
Newton, Massachusetts 02458

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held on Tuesday, May 9, 2006

INTRODUCTION

A notice of the annual meeting of shareholders of Senior Housing Properties Trust, a Maryland real estate investment trust, or the company, is on the preceding page and a form of proxy solicited by our board of trustees, or the board, is enclosed. We are paying the cost of this solicitation. In addition to solicitation by mail, our trustees and officers may solicit proxies personally or by telephone or e-mail. This proxy statement and the attached form of proxy are being first sent to shareholders on or about April 7, 2006, together with a copy of our annual report to shareholders for the year ended December 31, 2005, including our audited financial statements.

The annual meeting record date is March 16, 2006. Only shareholders of record as of the close of business on March 16, 2006, are entitled to notice of, and to vote at, the meeting and at any postponement or adjournment thereof. We had 71,812,227 common shares of beneficial interest, $.01 par value per share, outstanding on the record date and entitled to vote at the meeting. The holders of our outstanding common shares are entitled to one vote per common share.

Common shares represented by valid proxies will count for the purpose of determining the presence of a quorum for the meeting and will be voted as specified in the proxies. Abstentions and “broker non-votes” will be treated as present for purposes of determining the presence of a quorum for the meeting.

To be elected, each nominee for our board must receive the affirmative vote of a majority of the votes cast at the meeting. Common shares represented by valid proxies marked “For” will be voted FOR both nominees for trustee. Common shares represented by valid proxies marked “Withhold” as to one or both nominees will not be counted as voting in favor of the applicable nominee or nominees. These shares and shares not voted will not be counted as either in favor of or against the election of the nominee or nominees for trustee.

If your shares are held in the name of a bank, brokerage firm or other similar holder of record (referred to as “in street name”), you will receive instructions from the holder of record that you must follow in order for you to specify how your shares will be voted. If you do not specify how you would like your shares to be voted, your shares held in street name may still be voted. Holders of record have the authority under rules of the New York Stock Exchange, or NYSE, to vote shares for which their customers do not provide voting instructions on certain routine, uncontested items. In the case of non-routine or contested items, the institution holding street name shares cannot vote the shares if it has not received voting instructions. These are considered to be “broker non-votes.”

Under the NYSE rules, the election of trustees as set forth in Item 1 is considered a routine item for which street name shares may be voted without specific instructions. If your street name holder of record signs and returns a proxy card on your behalf, but does not indicate how the common shares should be voted, the common shares represented on the proxy card will be voted FOR each nominee for trustee under Item 1.

A shareholder giving a proxy may revoke it any time prior to its exercise by delivering to our Secretary a written revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting his or her common shares in person.

Our website address is included several times in this proxy statement as a textual reference only, and the information in the website is not incorporated by reference into this proxy statement.

Item 1.                        Election of two trustees in Group I to our board.

The number of our trustees is currently fixed at five, and our board is currently divided into three groups, with two trustees in Group I, two trustees in Group II and one trustee in Group III. Trustees in each group are elected for three year terms and until their successors are elected and qualify.

Our business is conducted under the general direction of our board as provided by our declaration of trust, our bylaws and the laws of the State of Maryland, the state in which we were organized on December 16, 1998.

Three of our trustees, Frank J. Bailey, John L. Harrington and Frederick N. Zeytoonjian, are our independent trustees within the meaning of our bylaws; that is, trustees who are not involved in our day to day activities or employed by Reit Management & Research LLC, or RMR, which is our manager. Our board is comprised of a majority of trustees who also qualify as independent trustees pursuant to the corporate governance standards for companies listed on the NYSE.

In determining independence pursuant to NYSE standards, each year our board affirmatively determines whether trustees have a direct or indirect material relationship with us, including our subsidiaries. When assessing a trustee’s relationship with us, the board considers all relevant facts and circumstances, not merely from the trustee’s standpoint, but from that of the persons or organizations with which the trustee has an affiliation. Material relationships can include commercial, banking, consulting, legal, accounting, charitable and familial relationships.

The board has determined that Messrs. Bailey, Harrington and Zeytoonjian currently qualify as independent under NYSE rules. In making that determination, the board considered Mr. Harrington’s service on the board of Five Star Quality Care, Inc., or Five Star, a major tenant of ours, from 2001 until January 2004, and determined that this former relationship does not impair his judgment in connection with his duties and responsibilities as a trustee and is not material.

During 2005, our board held eight meetings, our audit committee held seven meetings, our compensation committee held one meeting, and our nominating and governance committee held one meeting. During 2005, each trustee attended 75% or more of the total number of meetings of our board and any committee of which he was a member during the time in which he served on our board or such committee. All of our trustees attended last year’s annual meeting of shareholders.

In 2005, each independent trustee received an annual fee of $20,000 for services as a trustee, plus a fee of $500 for each meeting attended. Up to two $500 fees were paid if a board meeting and one or more board committee meetings were held on the same date. In 2005, the chairpersons of our audit committee, compensation committee and nominating and governance committee received an additional $5,000, $1,000 and $1,000, respectively. In addition, in 2005, each independent trustee received a grant of 1,000 of our common shares as part of his annual compensation. We generally reimburse all our trustees for travel expenses incurred in connection with their duties as trustees.

The present trustees in Group I are Frank J. Bailey and Barry M. Portnoy. The term of the Group I trustees elected at the meeting will expire at our 2009 annual meeting of shareholders. Pursuant to a recommendation of our nominating and governance committee, the board has nominated Messrs. Bailey and Portnoy for reelection as the Group I trustees. The persons named in the enclosed proxy intend to exercise properly executed and delivered proxies for the election of Messrs. Bailey and Portnoy, except to the extent that proxy cards indicate that the votes should be withheld for one or both nominees. As of March 16, 2006, HRPT Properties Trust, or HRPT, our former parent, Gerard Martin and Frederick Zeytoonjian, currently trustees of both HRPT and the company, and RMR, together with RMR’s beneficial owners, Barry Portnoy, one of our managing trustees, and his son, Adam Portnoy, had voting control over an aggregate of 7,895,236 common shares (11.0%) of our common shares outstanding and entitled to vote at the meeting), and intend to vote FOR the election of Messrs. Bailey and Portnoy as the Group I trustees.

The board recommends a vote FOR the election of Messrs. Bailey and Portnoy as the Group I trustees.

NOMINEES FOR TERM EXPIRING IN 2009

The following are the ages and recent principal occupations as of March 16, 2006, of Messrs. Bailey and Portnoy:

FRANK J. BAILEY, Age: 50

Mr. Bailey has been one of our trustees since 2002. Mr. Bailey has been a partner in the Boston law firm of Sherin and Lodgen LLP for over five years. Mr. Bailey has been a trustee of Hospitality Properties Trust, or HPT, and RMR Real Estate Fund, RMR Hospitality and Real Estate Fund, RMR F.I.R.E. Fund, and RMR Preferred Dividend Fund since 2003, 2003, 2004, 2004, and 2005, respectively.

BARRY M. PORTNOY, Age: 60

Mr. Portnoy has been one of our managing trustees since 1999. Mr. Portnoy also has been a managing trustee of HRPT and of HPT since 1986 and 1995, respectively. He has been a managing director of Five Star Quality Care, Inc., or Five Star, since 2001. Mr. Portnoy is the majority beneficial owner of RMR and the owner of RMR Advisors, Inc., a registered investment advisor, or RMR Advisors. He has been the chairman of RMR since 1986 and a director and Vice President of RMR Advisors since 2002.   Mr. Portnoy also has been a trustee of RMR Real Estate Fund, RMR Hospitality and Real Estate Fund, RMR F.I.R.E. Fund, and RMR Preferred Dividend Fund since 2003, 2004, 2004, and 2005, respectively.

CONTINUING TRUSTEES

In addition to Messrs. Bailey and Portnoy, the following persons currently serve on our board or as our executive officers. The following information is as of March 16, 2006:

JOHN L. HARRINGTON, Age: 69

Mr. Harrington has been one of our trustees since 1999. Mr. Harrington has been the Executive Director and a trustee of the Yawkey Foundation for over five years. Mr. Harrington served as Chairman of the Board of the Yawkey Foundation from March 2002 until June 2003. Mr. Harrington has also been a trustee of the JRY Trust for over five years. During that period and until February 2002, Mr. Harrington was also the Chief Executive Officer of the Boston Red Sox Baseball Club. Mr. Harrington was a director of Five Star from 2001 until January 2004, and has been a trustee of HPT, RMR Real Estate Fund, RMR Hospitality and Real Estate Fund, RMR F.I.R.E. Fund and RMR Preferred Dividend Fund since 1995, 2003, 2004, 2004 and 2005, respectively. Mr. Harrington is a certified public accountant. Mr. Harrington is a Group II trustee and will serve until our 2007 annual meeting of shareholders.

GERARD M. MARTIN, Age: 71

Mr. Martin has been one of our managing trustees since 1999. Mr. Martin also has been a managing trustee of HRPT and of HPT since 1986 and 1995, respectively. Mr. Martin also has been a managing director of Five Star since 2001. Mr. Martin also has been a trustee of RMR Real Estate Fund, RMR Hospitality and Real Estate Fund, RMR F.I.R.E. Fund and RMR Preferred Dividend Fund since 2003, 2004, 2004 and 2005, respectively, a director and Vice President of RMR Advisors since 2002, and a director of RMR since 1986. Mr. Martin is a Group II trustee and will serve until our 2007 annual meeting of shareholders.

FREDERICK N. ZEYTOONJIAN, Age 70

Mr. Zeytoonjian has been one of our trustees since October 2003. Mr. Zeytoonjian is the founder and has been Chairman and Chief Executive Officer of Turf Products Corporation, one of the largest distributors of lawn care equipment in the United States, for over five years. Mr. Zeytoonjian also has been a trustee of HRPT since 1999. Mr. Zeytoonjian is a Group III trustee and will serve until our 2008 annual meeting of shareholders.

EXECUTIVE OFFICERS

DAVID J. HEGARTY, Age: 49

Mr. Hegarty has been our President, Chief Operating Officer and Secretary since 1999. From 2000 to 2001, he was also our acting Treasurer and Chief Financial Officer and the acting Treasurer of Five Star. Mr. Hegarty has been a director, President and Secretary of RMR for over five years. Mr. Hegarty is a certified public accountant.

JOHN R. HOADLEY, Age: 34

Mr. Hoadley has been our Treasurer and Chief Financial Officer since 2001. From 2000 to 2001, he was our Controller and Controller of Five Star. Mr. Hoadley was Controller of HPT from 1999 to 2001. Mr. Hoadley has been a Vice President of RMR since 2001 and served in various capacities for RMR and its affiliates before 2001. Mr. Hoadley is a certified public accountant.

There are no family relationships among any of our trustees or executive officers. Our executive officers serve at the discretion of our board.

BOARD COMMITTEES

We have an audit committee, a compensation committee and a nominating and governance committee. Each of the above committees is comprised of Messrs. Bailey, Harrington and Zeytoonjian, who are independent under applicable NYSE listing standards and each committee’s respective charter.

The primary function of our audit committee is to select our independent registered public accounting firm and to assist our board in fulfilling its responsibilities for oversight of: (1) the integrity of our financial statements; (2) our compliance with legal and regulatory requirements; (3) the independent registered public accounting firm’s qualifications and independence; and (4) the performance of our internal audit function. The board has determined that Mr. Harrington is our audit committee financial expert and is “independent” as defined by the rules of the Securities and Exchange Commission, or SEC, and the NYSE. The board’s determination that Mr. Harrington is a financial expert was based upon his prior experiences as: (i) executive director of a large charitable organization; (ii) chief executive officer of a major professional sports business; (iii) a member of our audit committee and of the audit committees of other publicly owned companies; (iv) a certified public accountant; (v) a director of a large national bank; and (vi) a college teacher of accounting.

Our compensation committee’s primary responsibilities include: (1) reviewing at least annually the performance of RMR under its contract with us and making determinations regarding continuance of the contract; (2) evaluating the performance of our President; (3) reviewing the performance of our director of internal audit and determining the compensation payable to him; and (4) evaluating, approving and administering all our equity compensation plans.

The responsibilities of our nominating and governance committee include: (1) identification of individuals qualified to become members of our board and recommending to the board the trustee nominees for each annual meeting of shareholders or when vacancies occur; (2) development and recommendation to our board of a set of governance principles; and (3) evaluation of the performance of our board.

Our policy with respect to board members’ attendance at our annual meetings of shareholders can be found in our governance guidelines, the full text of which appears at our website at www.snhreit.com. In addition to our governance guidelines, copies of the charters of our audit, compensation and nominating and governance committees, as well as our Code of Business Conduct and Ethics may be obtained free of charge by writing to our Secretary, Senior Housing Properties Trust, 400 Centre Street, Newton, MA 02458 or at our website, www.snhreit.com.

COMMUNICATIONS WITH TRUSTEES

Any shareholder or other interested party who desires to communicate with our independent trustees or any other trustees, individually or as a group, may do so by filling out a report at our website (www.snhreit.com), by calling our toll-free confidential message system at 866-511-5038, or by writing to the party for whom the communication is intended, care of our director of internal audit, Senior Housing Properties Trust, 400 Centre Street, Newton, MA 02458. Our director of internal audit will then deliver any communication to the appropriate party or parties.

MEETINGS BY INDEPENDENT TRUSTEES

Pursuant to our governance guidelines, our independent trustees, who constitute our non-management trustees, meet at least once each year without management. The presiding trustee at these meetings is the chair of our audit committee, unless the independent trustees in attendance select another independent trustee to preside.

SELECTION OF CANDIDATES FOR TRUSTEES;
SHAREHOLDER RECOMMENDATIONS, NOMINATIONS AND PROPOSALS

Our board has established governance guidelines which, among other matters, set forth the qualifications for service on our board. These guidelines may be changed from time to time by our board upon the recommendation of our nominating and governance committee. Our board makes nominations of persons to be elected by shareholders as trustees. Our board also elects trustees to fill board vacancies which may occur from time to time. In both these circumstances, our board will act upon recommendations made by our nominating and governance committee.

It is the policy of our nominating and governance committee to consider candidates for election as trustees who are recommended by our shareholders pursuant to the procedures set forth below.

If a shareholder who is entitled to do so under our bylaws desires to recommend an individual for membership on the board, then that shareholder must provide a written notice to the chair of the nominating and governance committee and to our Secretary, Senior Housing Properties Trust, 400 Centre Street, Newton, MA 02458. In order for a recommendation to be considered by the nominating and governance committee, this notice must be received within the 30-day period ending on the last date on which shareholders may give timely notice for trustee nominations under our bylaws and applicable state and federal law, and must contain, at a minimum, the following:

(A)  as to each person whom the shareholder proposes to recommend for election or reelection as a trustee,

(1)   such person’s name, age, business address and residence address,

(2)   the class, series and number of our shares of beneficial interest that are beneficially owned or owned of record by such person,

(3)   the date such shares were acquired and the investment intent of such acquisition,

(4)   the record of all purchases and sales of our securities by such person during the previous 12 month period including the date of the transactions, the class, series and number of securities involved in the transactions and the consideration involved, and

(5)   all other information relating to such person that is required to be disclosed in solicitations of proxies for election of trustees in an election contest (even if an election contest is not involved), or is otherwise required, in each case pursuant to the SEC’s proxy rules, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a trustee if elected;

(B)  as to the shareholder giving the notice and any shareholder associated person (defined below), the class, series and number of our shares which are owned of record by such shareholder and by such shareholder associated person, if any, and the class, series and number of, and the nominee holder for, shares owned beneficially but not of record by such shareholder and by any such shareholder associated person;

(C)  as to the shareholder giving the notice and any shareholder associated person, their names and addresses, as they appear on our share ledger and current names and addresses, if different;

(D)  as to the shareholder giving the notice and any shareholder associated person, the record of all purchases and sales of our securities by such shareholder or shareholder associated person during the previous 12 month period including the date of the transactions, the class, series and number of securities involved in the transactions and the consideration involved; and

(E)  to the extent known by the shareholder giving the notice, the name and address of any other shareholder supporting the nominee for election or reelection as a trustee on the date of such notice.

A “shareholder associated person” of any shareholder is (1) any person controlling, directly or indirectly, or acting in concert with, such shareholder, (2) any beneficial owner of our shares of beneficial interest owned of record, or beneficially, by such shareholder and (3) any person controlling, controlled by or under common control with such shareholder or shareholder associated person.

Our board or our nominating and governance committee may request additional information about the shareholder nominee or about a recommending shareholder.

In considering candidates to serve as trustees, our nominating and governance committee seeks individuals who have qualities which the committee believes may be effective in serving our long term best interests. Among the characteristics which the committee considers are the following:  the quality of the candidate’s past services to the company, if any; the business and personal experience of the candidate and their relevance to our business; the reputation of the candidate for integrity; the reputation of the candidate for intelligence, sound judgment, the ability to understand complex financial issues and to make meaningful inquiries; the willingness and ability of the candidate to devote sufficient time to board business; the familiarity of the candidate with the responsibilities of service on the board of a publicly owned company; the status of the candidate as independent of management; and other matters that the nominating and governance committee deems appropriate. In seeking candidates for trustees who have not previously served as our trustees, the nominating and governance committee may use the business, professional and personal contacts of its members, it may accept recommendations from other board members, and, if it considers it appropriate, the nominating and governance committee may engage a professional search firm. Shareholder recommendations which meet the requirements set forth above will be considered using the same criteria as other candidates considered by our nominating and governance committee.

To be eligible for consideration at our 2007 annual meeting, shareholder nominations of a candidate (or candidates) to be elected as a trustee (or trustees) must be received at our principal executive offices no earlier than December 8, 2006 and no later than January 7, 2007. Shareholder nominations must also be made in compliance with the informational requirements about the nominee and the nominating shareholder and otherwise as set forth in our bylaws. Shareholder nominations which are recommended by our nominating and governance committee and supported by our board will appear in our 2007 proxy statement. Shareholder nominations which are properly made in accordance with our bylaws but are not recommended by our nominating and governance committee or are not supported by our board will not appear in our 2007 proxy statement, but they may be considered at our annual meeting.

In 2005, we did not pay any third party to identify or to assist in the evaluation of any candidate for election to our board. We did not receive any shareholder recommendations or nominations for our board for the 2006 annual meeting, except the nominations made by our board which includes board members who are shareholders.

Under our bylaws and the rules and regulations of the SEC, to be eligible for inclusion in the proxy statement for our 2007 annual meeting, shareholder items other than nominations must be received at our principal executive offices no later than December 8, 2006, and must otherwise satisfy the conditions for inclusion established by our bylaws and the SEC. Proposals by shareholders, other than nominations intended for presentation at the 2007 annual meeting but not intended to be included in our proxy statement for that meeting, must be received at our principal executive offices no earlier than December 8, 2006 and no later than January 7, 2007, and must meet all other requirements of our bylaws and of the SEC.

Copies of our bylaws, including the provisions which concern the requirements for shareholder nominations and items, may be obtained by writing to our Secretary, Senior Housing Properties Trust, 400 Centre Street, Newton, MA 02458.

OTHER INFORMATION

Compensation of Executive Officers

We do not have any employees. Services which otherwise would be provided by employees are provided by RMR. Payments by us to RMR for services during 2005 are described in “Certain Relationships and Related Transactions.”

Except with respect to incentive share awards, we have not paid and have no current plans to pay compensation to our executive officers. RMR conducts our day to day operations and compensated Messrs. Martin, Portnoy, Hegarty and Hoadley in connection with their services rendered to RMR and to us. None of our executive officers has an employment agreement with RMR or with us. The following table provides summary long term compensation information for incentive share awards made for the past three years to our executive officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Restricted Share Awards(1)
David J. Hegarty	2005	$97,000
President and Chief Operating Officer	2004	$88,850
	2003	$40,470
John R. Hoadley	2005	$48,500
Treasurer and Chief Financial Officer	2004	$44,425
	2003	$26,980

(1)          All incentive share awards provide that one third of each award vests on the grant date and one third vests on or about each of the next two anniversaries following the grant. In the event an executive officer granted an incentive share award ceases to perform duties for us or ceases to be an officer or an employee of RMR during the vesting period, the common shares which have not yet vested may be repurchased by us for nominal consideration. Vested and unvested shares awarded under our incentive share award plan are entitled to distributions. The dollar amounts shown in the table represent the vested and unvested total number of our common shares awarded during the year shown multiplied by the closing price for our common shares on the NYSE on the date of grant.

At December 31, 2005, Messrs. Hegarty and Hoadley owned 24,440 and 10,500 common shares, respectively, which were granted under our incentive share award plans since 1999 and include both vested and unvested common shares. Based on a closing price of $16.91 per share for our common shares on December 30 2005, these common shares had a value of $413,280 and $177,555, respectively.

Performance Graph—Comparison of Cumulative Total Return

The graph below shows the cumulative total shareholder returns on our common shares (assuming a $100 investment on December 31, 2000) for the past five years as compared with (a) the National Association of Real Estate Investment Trusts Inc.’s, or NAREIT, index of all tax qualified real estate investment trusts listed on the NYSE, the American Stock Exchange and the Nasdaq National Market System, and (b) the Standard & Poor’s 500 Index. The graph assumes reinvestment of all cash distributions. In addition, the Five Star shares we distributed to our shareholders of record on December 17, 2001, are assumed sold on December 17, 2001, and the proceeds immediately reinvested in our common shares. Five Star was our wholly owned subsidiary before we distributed a majority of its common shares to our shareholders on December 31, 2001.

Compensation Committee Report

The company developed and implemented the present incentive share award plan in recognition of the following circumstances. First, the company’s common shares are primarily a yield vehicle for shareholders and do not appreciate in value in the same manner as other equity securities. Therefore, a conventional stock option plan would not provide appropriate incentives for management. Second, because the executive officers are employees of RMR and receive their salary compensation from RMR, the trustees wished to establish an arrangement which would, among other things, (a) foster a continuing identity of interest between management and the company’s shareholders, and (b) recognize that the executive officers perform certain duties on the company’s behalf, primarily with regard to shareholder relations and investor communications, which fall outside of the scope of services covered by the contract with RMR. In granting incentive share awards, we considered factors such as the amount and terms of the incentive shares previously granted to the executive officers and the amount of time spent and complexity of the duties performed by executive officers. We have imposed, and may impose, vesting and other conditions on the granted common shares which may encourage recipients of share awards to remain with the company and RMR.

In 2005, Mr. Hegarty, President, Chief Operating Officer and Secretary, received a grant of 5,000 common shares, 1,667 of which vested immediately upon grant and 1,667 and 1,666 of which will vest in 2006 and 2007, respectively. In 2005, Mr. Hoadley, Treasurer and Chief Financial Officer, received a grant of 2,500 common shares, 834 of which vested immediately upon grant and 833 and 833 of which will vest in 2006 and 2007, respectively. In addition to shares granted to the executive officers listed above, 16,800 common shares were granted to other employees of RMR in 2005. The determination of the number of common shares granted to these individuals was based on the number of common shares previously granted to them, the fair market value of the common shares granted, and our opinion as to the value of the services performed by each individual.

Payments to RMR are described in “Certain Relationships and Related Party Transactions.”

COMPENSATION COMMITTEE
Frederick N. Zeytoonjian, Chairman
Frank J. Bailey
John L. Harrington

Audit Committee Report

In the course of our oversight of the company’s financial reporting process, we have:  (1) reviewed and discussed with management the audited financial statements for the year ended December 31, 2005; (2) discussed with Ernst & Young LLP, the company’s independent registered public accounting firm, the matters required to be discussed by Statement on Accounting Standards No. 61, Communication with Audit Committees; (3) received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees; (4) discussed with the independent registered public accounting firm its independence; and (5) considered whether the provision of nonaudit services by the independent registered public accounting firm is compatible with maintaining their independence and concluded that it is compatible at this time.

Based on the foregoing review and discussions, the audit committee recommended to the board that the audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the SEC.

AUDIT COMMITTEE
Frank J. Bailey, Chairman
John L. Harrington
Frederick N. Zeytoonjian

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of our common shares by each person or entity known to us to be the beneficial owner of more than 5% of our outstanding common shares, and by each of our trustees and executive officers, individually and as a group, as of March 16, 2006. Unless otherwise indicated, each owner named below has sole voting and investment power for all common shares shown to be beneficially owned by that person or entity, subject to the matters set forth in the footnotes to the table below.

	Beneficial Ownership(1)
Name and Address(2)	Number of Shares	Percent
Beneficial Owners of More Than 5% of Our Common Shares
HRPT Properties Trust(3)	7,710,738	10.7%
Morgan Stanley(4)	6,302,668	8.8%
Deutsche Bank AG(5)	4,847,400	6.8%
Trustees and Executive Officers
Frank J. Bailey(6)	3,500	*
John L. Harrington(6)	4,500	*
David J. Hegarty(7)	24,670	*
John R. Hoadley(7)	10,500	*
Gerard M. Martin(3)(8)	68,989	*
Barry M. Portnoy(3)(9)	7,818,747	10.9%
Frederick N. Zeytoonjian(3)(6)	2,500	*
All trustees and executive officers as a group (seven persons)(3)(6)(7)(8)(9)	7,933,406	11.0%

*                    Less than 1% of our common shares.

(1)          Our declaration of trust places restrictions on the ability of any person or group to acquire beneficial ownership of more than 9.8% of any class of our shares. As discussed in “Certain Relationships and Related Party Transactions” below, we have waived this restriction with respect to HRPT.

(2)          The address of HRPT Properties Trust is 400 Centre Street, Newton, Massachusetts 02458, and the address of each of our trustees and executive officers is c/o Senior Housing Properties Trust, 400 Centre Street, Newton, Massachusetts 02458.

(3)          Under applicable regulatory definitions, RMR, as manager of HRPT, may be deemed to have beneficial ownership of HRPT’s 7,710,738 common shares as of the record date. As of the date of this proxy statement, HRPT no longer owns any of our common shares. Messrs. Barry and Adam Portnoy own all of the outstanding shares of Reit Management & Research Trust, the sole member of RMR, however, RMR and Messrs. Barry and Adam Portnoy each disclaim beneficial ownership of HRPT’s common shares. Under applicable regulatory definitions, Messrs. Gerard Martin and Frederick Zeytoonjian, each a trustee of HRPT, may also be deemed to have beneficial ownership of HRPT’s 7,710,738 common shares as of the record date; however, Messrs. Martin and Zeytoonjian each disclaim beneficial ownership of such shares.

(4)          This information is as of December 31, 2005 and is based solely on a Schedule 13G filed with the SEC on February 15, 2006 by Morgan Stanley. Based on the information provided in such Schedule 13G, the relevant members of the filing group, together with their respective addresses are:  Morgan Stanley, 1585 Broadway New York, NY 10036, and Morgan Stanley Investment Management Inc., 1221 Avenue of the Americas, New York, NY 10020. These entities report sole voting power over 5,787,103 shares and 5,328,875 shares, respectively, and sole dispositive power over 5,787,103 shares and 5,328,875 shares, respectively.

(5)          This information is as of December 31, 2005 and is based solely on a Schedule 13G filed with the SEC on February 8, 2006 by Deutsche Bank AG. Based on the information provided in such Schedule 13G, the relevant members of the filing group are: Deutsche Bank AG, RREEF America, L.L.C., Deutsche Asset Management Inc., Deutsche Investment Management Americas, and DWS Holding & Service GmbH, and the address of each entity is Taunusanlage 12, D-60325, Frankfurt am Main, Federal Republic of Germany. These entities report sole voting power over 4,780,200 shares, 4,705,200 shares, 72,100 shares, 0 shares, and 25,000 shares, respectively, and sole dispositive power over 4,847,400 shares, 4,705,200 shares, 93,900 shares, 45,400 shares, and 25,000 shares, respectively.

(6)          Includes the annual grant of 1,000 common shares in 2005, 1,000 common shares in 2004, 500 common shares in years prior to 2004 as part of the annual compensation to each independent trustee, and 500 common shares granted to Mr. Zeytoonjian upon his becoming a trustee.

(7)          Includes the following common shares granted under our incentive share award plans which have not vested:  Mr. Hegarty—5,000 common shares; and Mr. Hoadley—2,500 common shares. Also includes with respect to Mr. Hegarty, 230 common shares owned jointly by Mr. Hegarty and his wife.

(8)          Consists of 68,989 common shares owned by a corporation of which Mr. Martin is the sole shareholder.

(9)          Includes 68,990 common shares owned by a corporation of which Mr. Portnoy is the sole shareholder. In addition, Mr. Portnoy is the majority beneficial owner of RMR, which owns 39,019 common shares. Mr. Portnoy may be deemed to have beneficial ownership of the common shares owned by RMR.

Certain Relationships and Related Party Transactions

In 1999, HRPT distributed a majority of our shares to its shareholders. In order to effect this spin off and to govern relations after the spin off, we entered into a transaction agreement with HRPT pursuant to which it was agreed that so long as (1) HRPT owns more than 10% of our shares; (2) we and HRPT engage the same manager; or (3) we and HRPT have one or more common managing trustees; then we will not invest in office buildings, including medical office buildings and clinical laboratory buildings without the prior consent of HRPT’s independent trustees, and HRPT will not invest in properties involving senior housing without the prior consent of our independent trustees. If an investment involves both office and senior housing components, the character of the investment will be determined by building area, excluding common areas, unless our board and HRPT’s board otherwise agree at the time. These provisions do not apply to any investments HRPT held at the time of the spin off. Also as part of the transaction agreement, we agreed to subject our ability to waive ownership restrictions contained in our declaration of trust to the consent of HRPT’s trustees so long as HRPT owns more than 9.8% of our outstanding voting or equity interests. HRPT currently owns no common shares of SNH, but prior to March 24, 2006, HRPT owned in excess of the 9.8% level referred to in the transaction agreement.

On December 31, 2001, we distributed substantially all of our shares of Five Star to our shareholders. At the time Five Star was spun off from us, all of the persons serving as directors of Five Star were also our trustees. Two of our trustees, Messrs. Martin and Portnoy, are currently directors of Five Star. As of December 31, 2005, we leased 136 senior living communities to Five Star for total annual minimum rent of $103.5 million. All transactions between us and Five Star subsequent to the Five Star spin off have been approved by our independent trustees who are not directors of Five Star.

In June 2005, we purchased from Five Star four assisted living communities for $24.0 million, which we leased back to Five Star. These communities were added to a combination lease for 97 communities from us to Five Star which has a current term ending in 2020, plus tenant renewal options thereafter. The annual rent under the combination lease increased by $2.2 million plus percentage rent starting in 2007.

Also in June 2005, we provided a $43.5 million first mortgage line of credit to assist Five Star with financing up to 75% of the purchase price of six assisted living communities located in suburban Pittsburgh, Pennsylvania. Five Star borrowed $24.0 million on this line of credit for the June 2005 closing of its acquisition and subsequently repaid this borrowing in August 2005. On October 31, 2005, we purchased the six properties that secured this line of credit from Five Star for $58.0 million, Five Star’s purchase price for the properties, and we leased them back to Five Star. Simultaneous with our purchase, the line of credit was cancelled. These properties were added to the existing combination lease described above. The annual rent under the combination lease increased by $5.2 million plus percentage rent starting in 2007.

In 2005, we sold one nursing home to Five Star and two assisted living facilities previously leased to Five Star to unaffiliated parties for total consideration of approximately $13.0 million and recognized a gain of $5.9 million. These three properties were part of our combination leases with Five Star. Under the terms of these leases, upon the sale of the properties the annual rent payable to us was reduced by 10% of the net proceeds we received from the sales, or approximately $1.3 million.

During the year ended December 31, 2005, pursuant to the terms of our leases with Five Star, we purchased approximately $15.5 million of improvements made to our properties leased by Five Star, and,

as a result, the annual rent payable to us by Five Star increased by 10% of our investments, or approximately $1.5 million.

On February 28, 2006, we agreed to lease two hospitals to Five Star, conditioned upon Five Star’s obtaining the health regulatory approvals required to operate the hospitals. When the lease becomes effective, the annual rent Five Star will pay to us will be $10.25 million per year.

In December 2005, we completed a public offering for 3.25 million of our common shares. Simultaneous with this offering, HRPT sold 950,000 of our shares which it owned. We and HRPT were parties to a joint underwriting agreement in connection with this offering. Additionally, in March 2006, HRPT sold its remaining 7,710,738 of our common shares. We did not receive any proceeds from these sales of our shares by HRPT, and HRPT paid its pro-rata share of the expenses of the December 2005 offering and all of the expenses of the March 2006 offering. The shares sold by HRPT were offered pursuant to an effective registration statement filed by us pursuant to an agreement with HRPT.  HRPT paid the expenses of preparing and filing that registration statement.

RMR originates and presents investment opportunities to our board and provides management and administrative services to us under an agreement. RMR is compensated at an annual rate equal to a percentage of our average real estate investments, as defined. The percentage applied to our investments at the time we were spun off from HRPT is 0.5%. The percentage for the first $250.0 million of investments made since our spin off from HRPT is 0.7% and thereafter is 0.5%. In addition RMR receives an incentive fee based upon increases in our funds from operations per share, as defined. The incentive fee is paid in common shares. The fees we paid RMR during 2005 for services were $8.9 million. RMR also provides the internal audit function for us and for other publicly owned companies to which it provides management services. We pay a pro rata share of RMR’s costs in providing that function. Our audit committee approves the identity and salary of the individual serving as our director of internal audit, as well as the share of the costs which we pay ($107,000 in 2005). Prior to October 1, 2005, RMR was beneficially owned by Messrs. Barry Portnoy and Gerard Martin, our managing trustees. Effective October 1, 2005, Messrs. Barry Portnoy and his son, Adam Portnoy, acquired Mr. Martin’s beneficial ownership interest in RMR.  Mr. Adam Portnoy is an executive officer of RMR and the Executive Vice President of HRPT. Mr. Martin remains a director of RMR and, together with Mr. Barry Portnoy, continues to serve as one of our managing trustees. All transactions between us and RMR are approved by our independent trustees.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our trustees, executive officers and persons who own more than 10% of a registered class of our equity securities file reports of ownership and changes in ownership of securities with the SEC and the NYSE. Our executive officers, trustees and greater than 10% shareholders are required to furnish us with copies of all forms they file pursuant to Section 16(a). Based solely on our review of the copies of these reports furnished to us or written representations that no such reports were required, we believe that, during 2005, all filing requirements applicable to our executive officers, trustees and greater than 10% shareholders were timely met.

AUDITORS

Our audit committee appointed Ernst & Young LLP as our independent registered public accounting firm for 2005. A representative of Ernst & Young LLP is expected to be present at our annual meeting, with the opportunity to make a statement if he or she desires to do so. This representative will be available to respond to appropriate questions from shareholders who are present at our annual meeting.

The fees for services provided by Ernst & Young LLP to us in the last two fiscal years were as follows:

	FY 2004	FY 2005
Audit Fees	$345,800	$310,000
Audit-Related Fees	309,764	—
Tax Fees	16,885	12,000
Subtotal	672,449	322,000
All Other Fees	—	—
Total Fees	$672,449	$322,000

Our audit committee has established policies and procedures which are intended to control the services provided by our independent registered public accounting firm and to monitor their continuing independence. Under these policies, no services may be undertaken by our independent registered public accounting firm unless the engagement is specifically approved by our audit committee or the services are included within a category which has been pre-approved by our audit committee. The maximum charge for services is established by the audit committee when the specific engagement or the category of services is approved or pre-approved. In certain circumstances, management is required to notify the audit committee when pre-approved services are undertaken and the committee or its chairman may approve amendments or modifications to the engagement or the maximum fees. Our director of internal audit is responsible to report to our audit committee regarding compliance with these policies and procedures.

Our audit committee will not approve engagements of our independent registered public accounting firm to perform non-audit services for us if doing so will cause our independent registered public accounting firm to cease to be independent within the meaning of applicable SEC or NYSE rules. In other circumstances, our audit committee considers, among other things, whether our independent registered public accounting firm is able to provide the required services in a more or less effective and efficient manner than other available service providers.

All services for which we engaged our independent registered public accounting firm in 2004 and 2005 were approved by our audit committee. The total fees we paid to Ernst & Young LLP for services in 2004 and 2005 are set forth above. The audit-related fees we paid to Ernst & Young LLP in 2004 were for diligence services and tax services. The diligence services involved preparing earnings and profits and tax studies in connection with a potential transaction in 2004. The tax fees were for services involved in reviewing our tax reporting and tax compliance procedures. Our audit committee approved the engagement of Ernst & Young LLP to provide these non-audit services because it determined that Ernst & Young LLP’s providing these services would not compromise its independence and that its familiarity with our record keeping and accounting systems would permit it to provide these services with equal or higher quality, more quickly and at a lower cost than we could obtain these services from other providers.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other record holders of our common shares may participate in the practice of “householding” proxy statements and annual reports. This means that, unless shareholders give contrary instructions, only one copy of our proxy statement or annual report may be sent to multiple shareholders in each household. We will promptly deliver a separate copy of either document to you if you call or write to us at the following address or telephone number: Investor Relations, Senior Housing Properties Trust, 400 Centre Street, Newton, MA  02458, telephone (617) 796-8350. If you want to receive separate copies of our proxy statement or annual report in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other record holder, or you may contact us at the above address or telephone number.

OTHER MATTERS

At this time, we know of no other matters which will be brought before our annual meeting. However, if other matters properly come before our annual meeting or any postponement or adjournment thereof, and if discretionary authority to vote with respect thereto has been conferred by the enclosed proxy, the persons named in the proxy will vote the proxy in accordance with their discretion on those matters.

By Order of the Board
DAVID J. HEGARTY, Secretary

Newton, Massachusetts
April 7, 2006

Senior Housing Properties Trust

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, May 9, 2006

1:00 p.m.

400 Centre Street
Newton, MA 02458

Senior Housing Properties Trust 400 Centre Street Newton, MA 02458	proxy

This proxy is solicited on behalf of the Board of Trustees for use at the Annual Meeting on May 9, 2006.

The undersigned shareholder of Senior Housing Properties Trust, a Maryland real estate investment trust, or the Company, hereby appoints David J. Hegarty, Gerard M. Martin and Barry M. Portnoy, or any of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the annual meeting of shareholders of the Company to be held at the Company’s offices at 400 Centre Street, Newton, Massachusetts, on Tuesday, May 9, 2006, at 1:00 p.m., and any adjournment or postponement thereof, to cast on behalf of the undersigned all the votes that the undersigned is entitled to cast at the meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the notice of the annual meeting of shareholders and of the accompanying Proxy Statement, each of which is incorporated herein by reference and revokes any proxy heretofore given with respect to the meeting.

THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS INSTRUCTED ON THE REVERSE SIDE HEREOF. IF THIS PROXY IS EXECUTED, BUT NO INSTRUCTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” EACH OF THE NOMINEES FOR TRUSTEE IN ITEM 1. ADDITIONALLY, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

See reverse for voting instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Senior Housing Properties Trust, c/o Shareowner Services™, P.O. Box 64873, St. Paul, MN 55164-0873.

Please detach here

The Board of Trustees Recommends a Vote FOR the Proposal.

1.	Election of Trustees in Group I:	(01) Frank J. Bailey (02) Barry M. Portnoy	☐ Vote FOR all nominees (except as marked)	☐Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.

In their discretion, the Proxies are authorized to vote and otherwise represent the undersigned on such other matters as may properly come before the meeting or at any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE PROPOSAL. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE AND OTHERWISE REPRESENT THE UNDERSIGNED ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Address Change?    Mark Box  ☐   Indicate changes below:

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on the proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.